Exhibit 99.1

DURECT Corporation Announces Sale of ALZET® Product Line to Lafayette Instrument Co. for $17.5 Million

CUPERTINO, Calif. – Nov. 25, 2024 – DURECT Corporation (Nasdaq: DRRX), a late-stage biopharmaceutical company pioneering the development of epigenetic therapies to transform the treatment of serious and life-threatening conditions such as acute organ injury, today announced the sale of its ALZET® line of osmotic pumps to Lafayette Instrument Co. (LIC), a portfolio company of Branford Castle Partners II, L.P., a North-American focused private equity firm.

Under the terms of the agreement, LIC paid DURECT $17.5 million in exchange for certain assets and liabilities associated with the ALZET product line. Simultaneous with this transaction, DURECT has paid off all remaining obligations under the term loan agreement with Oxford Finance LLC.

“As DURECT continues to prioritize developing larsucosterol for alcohol-associated hepatitis (AH), we have determined that the ALZET product line is no longer aligned with our long-term strategic priorities,” said James E. Brown, D.V.M., President and Chief Executive Officer of DURECT. “This transaction strengthens our cash position and extends our cash runway through the first half of 2025. With the payment of the remainder of the Oxford term loan, we have greater financial flexibility as we seek financial resources to fund our planned Phase 3 clinical trial for larsucosterol in AH.”

“ALZET osmotic pumps are a great addition to our life science instruments. We look forward to continuing a shared legacy of premier products that support life-changing research,” said Ben Mangrich, Chief Executive Officer of Lafayette Instrument Company.

Aquilo Partners, L.P. acted as financial advisor and Wilson, Sonsini, Goodrich & Rosati acted as legal advisor to DURECT.

About ALZET
The ALZET product line consists of miniature, implantable osmotic pumps and accessories for research use in mice, rats and other laboratory animals. These pumps are neither approved nor intended for human use. ALZET pumps continuously deliver drugs, hormones and other test agents at controlled rates from one day to six weeks without the need for external connections, frequent handling or repeated dosing. In laboratory research, these infusion pumps can be used for systemic administration when implanted under the skin or in the body. They can be attached to a catheter for intravenous, intracerebral, or intra-arterial infusion or for targeted delivery, where the effects of a drug or test agent are localized in a particular tissue or organ. The wide use and applications of the ALZET product line is evidenced by the more than 22,000 published scientific references.

About DURECT Corporation
DURECT is a late-stage biopharmaceutical company pioneering the development of epigenetic therapies that target dysregulated DNA methylation to transform the treatment of serious and life-threatening conditions, including acute organ injury. Larsucosterol, DURECT’s lead drug candidate, binds to and inhibits the activity of DNA methyltransferases, epigenetic enzymes that are elevated and associated with hypermethylation found in AH patients. Larsucosterol is in clinical development for the potential treatment of AH, for which the FDA has granted a Fast Track and a Breakthrough Therapy designation; MASH is also being explored. In addition, POSIMIR® (bupivacaine solution) for infiltration use, a non-opioid analgesic utilizing the innovative SABER® platform technology, is FDA-approved. For more information about DURECT, please visit www.durect.com and follow us on X (formerly Twitter) at https://x.com/DURECTCorp.

DURECT Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: our plans to conduct a Phase 3 clinical trial of larsucosterol, the sufficiency of our capital requirements through the first half of 2025 and the potential uses of larsucosterol to treat patients with AH and potentially other indications. Actual results may differ materially from those contained in the forward-looking statements contained in this press release, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the risk that future clinical trials of larsucosterol are delayed or do not confirm the results from subset analyses of the AHFIRM trial, including geographic or other segmentation, or of earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy of larsucosterol in a statistically significant manner; the risk that we do not raise sufficient capital to commence or complete the Phase 3 clinical trial of larsucosterol in patients with AH or continue to fund our operations, the risk that the FDA or other government agencies may require additional clinical trials for larsucosterol before approving larsucosterol for the treatment of AH, the risk that Breakthrough Therapy designation does not expedite the process for FDA approval and that larsucosterol may never be approved; and risks related to the sufficiency of our cash resources, our anticipated capital requirements, our ability to continue to meet the minimum bid price for continued listing on Nasdaq, and our ability to continue to operate as a going concern. Further information regarding these and other risks is included in DURECT’s most recent Securities and Exchange Commission filings, including its annual report on Form 10-K for the year ended December 31, 2023 and quarterly report on Form 10-Q for the quarter ended September 30, 2024, under the heading “Risk Factors.” These reports are available on our website www.durect.com under the “Investors” tab and on the SEC’s website at www.sec.gov. All information provided in this press release is based on information available to DURECT as of the date hereof, and DURECT assumes no obligation to update this information as a result of future events or developments, except as required by law.

NOTE: POSIMIR® is a trademark of Innocoll Pharmaceuticals, Ltd. in the U.S. and a trademark of DURECT Corporation outside of the U.S. SABER® is a trademark of DURECT Corporation. Other referenced trademarks belong to their respective owners. Larsucosterol is an investigational drug candidate under development and has not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

Investor Relations (DURECT)	Media Contact (DURECT)
Ashley Robinson	Jason Braco
LifeSci Advisors	LifeSci Communications
arr@lifesciadvisors.com	jbraco@lifescicomms.com